MANAGEMENT INFORMATION CIRCULAR

Solicitation of Proxies

This Management Information Circular accompanies the Notice of Annual and Special Meeting of the holders of Common Shares of Algoma Steel Inc. (the "Corporation" or "Algoma") to be held on May 22, 2003 at 10:00 a.m. at the Holiday Inn, 208 St. Mary’s River Drive, Sault Ste. Marie, Ontario and is furnished in connection with the solicitation by the management of the Corporation of proxies for use at the Meeting.  The solicitation will be primarily by mail, but proxies may also be solicited by regular employees of the Corporation.  The cost of such solicitation will be borne by the Corporation.

Appointment of Proxyholders

The persons named in the enclosed form of proxy are an officer and/or a director of the Corporation.  A shareholder has the right to appoint a person, who need not be a shareholder of the Corporation, other than the persons designated in the enclosed form of proxy, to attend and act on behalf of the shareholder at the Meeting.  To exercise this right, a shareholder may either insert such other person's name in the blank space provided in the enclosed form of proxy or complete another appropriate form of proxy.

To be valid, a proxy must be signed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney.  The proxy, to be acted upon, must be deposited with the Corporation, c/o its agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, by 5:00 p.m. (Toronto time) on the last business day prior to the date on which the Meeting or any adjournment thereof is held.

Non-Registered Holders

Only registered holders of common shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting.  However, in many cases, common shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)

in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)

in the name of a depository (such as The Canadian Depository for Securities Limited or “CDS”).

In accordance with Canadian securities law, the Corporation has distributed copies of the notice of meeting, this management information circular and the form of proxy (collectively, the “meeting materials”) to CDS and intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Typically, intermediaries will use a service company to forward the meeting materials to Non-Registered Holders.

Non-Registered Holders who have declined to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy.  The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own.  Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

A.

Voting Instruction Form.  In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form.  If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form.  If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

or

B.

Form of Proxy.  Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted.  If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Corporation, c/o its agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, as described above.  If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Holder’s behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their intermediaries promptly if they need assistance.

Voting by Proxy

Shares represented by properly executed proxies in the enclosed form will be voted for or withheld from voting in accordance with the instructions of the shareholder on the proxy on any ballot that may be called for. In the absence of any instructions on the proxy, such shares will be voted:

(a)

for the election as directors of the Corporation of the persons listed as nominees for directors;

(b)

for the appointment of Ernst & Young LLP as auditors of the Corporation and authorizing the directors to fix their remuneration;

(c)

for the resolution authorizing the creation of the Restricted Share Unit Plan;

(d)

for the resolution authorizing the creation of the Share Option Plan.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to any other matter which may properly come before the Meeting.

Revocation of Proxy

A shareholder who has given a proxy may revoke it by an instrument in writing, including another proxy, executed by the shareholder or by the shareholder's attorney authorized in writing and deposited at the registered office of the Corporation, 105 West Street, Sault Ste. Marie, Ontario P6A 7B4, prior to the day of the Meeting or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting at any time before it is exercised in any particular matter or in any other manner permitted by law, including attending the Meeting in person.

Voting Shares and Principal Holders

23,866,314 Common Shares of the Corporation are outstanding.  Each holder of a Common Share is entitled to one vote for each share registered in the shareholder's name on the list of shareholders prepared as of April 11, 2003 with respect to all matters to be voted on at the Meeting.  However, in the event of any transfer of shares by any such shareholder after such date, the transferee is entitled to vote those shares if the transferee produces properly endorsed share certificates, or otherwise establishes that it owns the shares, and requests the Secretary of the Corporation to include the transferee's name in the shareholders' list not later than 10 days before the Meeting.

To the knowledge of the directors and officers of the Corporation, the only person or company who beneficially owns, directly or indirectly, or exercises control or direction over, securities of the Corporation carrying more than 10% of the voting rights attached to any class of outstanding voting securities is MacKay Shields LLC who owns, directly or indirectly, 4,331,454 Common Shares, representing approximately 18% of the outstanding and to be issued Common Shares of the Corporation.

Election of Directors

The Board of Directors of the Corporation is comprised of ten directors.  Directors are elected to serve until the next Annual Meeting of Shareholders.

The nominees for election as directors are Messrs. Steven Bowsher, Benjamin Duster, John Kallio, Patrick Lavelle, James Lawson, Charles Masson, Murray Nott, Doug Olthuis, Francis Petro, Denis Turcotte.

Under its collective agreements with the United Steelworkers of America (USWA), three of the Corporation’s directors are to be nominated by the USWA.  Messrs. Kallio, Nott and Olthuis are the USWA nominees.

If any of the nominees is not available to act as a director, a substitute may be nominated.  The following information concerning the respective nominees has been provided by them.

Name and Municipality of Residence	Principal Occupation	Director Since	Common Shares Owned or Controlled
Nominees
Steven Bowsher Prospect Heights, Illinois	Consultant, 2002–present; President and CEO, Indesco International, 2001-2002; Executive Vice President Commercial, Ispat Inland Steel Company, 1998-2000.
Benjamin Duster (5) Atlanta, Georgia	Chairman of the Board of the Corporation; Head of Financial Restructuring, Masson and Company, LLC, 2001-present; Managing Director, Mergers & Acquisitions, Wachovia Securities, 1997-2001.	January 29, 2002	10,246
John Kallio (2) Sault Ste. Marie, Ontario	Union Department Steering Committee Co-Chair – Plate & Strip, 2002-present; Loader – Plate & Strip Finishing, 1999-2002; and Union Co-Chair – Tubular Business Unit, 1994-1999 – all positions at the Corporation.	October 29, 1996	5,820
Patrick Lavelle (1) (2) (4) Toronto, Ontario	Corporate Director; and Chairman and CEO, Patrick J. Lavelle and Associates, a strategic management consulting firm.	January 29, 2002	5,055
James Lawson (3) (4) Oakville, Ontario	Partner, Torys LLP, 2001-present; Senior Vice President – Corporate Development and General Counsel, XO Communications Canada Inc., 2000-2001; and Partner, Davies Ward & Beck, 1989-2000.	January 29, 2002	4,555
Charles Masson(1) (3) (4) (5) New York, New York	Partner, Masson and Company, LLC, 1998–present; President, McCloud Partners, 1993-1998.	February 28, 2002	4,555
Murray Nott (1) (4) (5) Sault Ste. Marie, Ontario	Metallurgical Specialist - Quality Engineering, Algoma Steel Inc.	June 1, 1992	5,820
Doug Olthuis (1) (2) (3) Sault Ste. Marie, Ontario	United Steelworkers of America – Area Co-ordinator for Northwestern Ontario, 1998-present.	January 29, 2002	*
Francis Petro Kokomo, Indiana	President and CEO of Haynes International Inc., 1999-present; President, Inco Alloys International, 1994-1999.
Denis Turcotte Sault Ste. Marie, Ontario	President and CEO of the Corporation, Sept., 2002-present; President – Paper Group/Executive Vice President Corporate Development and Strategy, Tembec Inc., 1999-2002; President and CEO, Spruce Falls, 1997-1999.	October 4, 2002	70,610

Notes:

(1)

Member of the Audit Committee

(2)

Member of the Health, Safety and Environment Committee

(1)

Member of the Human Resources and Compensation Committee

(2)

Member of the Corporate Governance Committee

(5)

Member of the Strategic Planning Committee

Algoma does not have an Executive Committee.

*

4,555 shares awarded under the Outside Directors Share Award Plan in respect of D. Olthuis’ service as a director are controlled by the United Steelworkers of America (USWA) pursuant to the employment arrangement between Mr. Olthuis and the USWA, and subject to the hold periods, are directed to a USWA Local 2251 Scholarship Fund.

Appointment of Auditors

As indicated above, the persons named in the form of proxy enclosed with the Notice of Meeting intend to vote for the appointment of Ernst & Young LLP, Chartered Accountants, Toronto as auditors of the Corporation and authorize the directors to fix their remuneration.

Compensation of Directors

The compensation paid to each director of the Corporation is $15,000 per annum plus $1,000 for each meeting of the board attended.  Directors who are on committees of the board are paid $3,000 per annum as chairman, $1,000 per annum as a member and $1,000 for each meeting of a committee attended.

In lieu of the compensation paid to directors noted above, Mr. Duster, as Chairman of the Board, is paid an annual fee of $90,000.

In addition, Outside Directors, including the Chairman of the Board, participate in the Outside Directors Share Award Plan (the “Share Award Plan”) under which each Outside Director is eligible to receive a monthly grant of Common Shares with a market value of up to $10,000 per month.  Effective February 1, 2002, the size of the grants were established at $4,500 per month for the Chairman and $2,000 per month for all other Outside Directors.  The size of the grants may be adjusted from time to time by the Human Resources and Compensation Committee within the limits imposed by the Share Award Plan.  The terms of the Share Award Plan provide that 50% of each issuance of Common Shares must be held for a minimum of four months and the remaining 50% for a minimum of twelve months.  Outside Directors are directors who are not full time officers of the Corporation.

The Board of Directors may reserve Common Shares for issuance under the Share Award Plan provided that the maximum number of Common Shares that may be issued, pursuant to the terms of the Share Award Plan, shall not exceed 500,000 Common Shares .  The Share Award Plan is administered by the Board of Directors with the assistance of the Human Resources and Compensation Committee.  Amendments to the Share Award Plan may be made by the Board of Directors without shareholder approval, subject to regulatory requirements and provided that the limit on the maximum number of Common Shares described above cannot be exceeded.

Directors’ and Officers’ Liability Insurance

The Corporation provides directors’ and officers’ liability coverage with a policy limit of $75,000,000 per occurrence with a $75,000,000 annual aggregate.  The policy provides coverage for all past, present and future directors and officers of the Corporation.  There is no deductible applicable for individual directors and officers named as defendants in any one action.  Corporate reimbursement coverage is subject to a $250,000 deductible for each claim.  Under this coverage, the Corporation is reimbursed for payments made under corporate indemnity provisions on behalf of its directors and officers subject to the applicable deductible.  Individual directors and officers are reimbursed for losses during the performance of their duties for which they are not indemnified by the Corporation.  Protection is provided for the directors and officers for wrongful acts that include acts, errors or omissions done or committed during the course of the performance of their duties.  The policy excludes coverage for illegal acts, acts of dishonesty and those acts which result in personal gain.  In the latest financial year ended December 31, 2002, the total premium of $365,000 for directors’ and officers’ liability coverage was paid by the Corporation.  The premiums for the policies are not allocated between directors and officers as separate groups.

Approval of Restricted Share Unit Plan

The Corporation is seeking shareholders’ approval to create a Restricted Share Unit Plan (the “RSU Plan”).  The Board of Directors has authorized, subject to shareholder and regulatory approval, the creation of the RSU Plan which would permit the Corporation, at its option, to award restricted share units to senior management and directors of the Corporation.  The Human Resources and Compensation Committee will administer the RSU Plan in compliance with applicable laws and the rules of any stock exchange on which the Common Shares are listed and subject to approval of the Board of Directors for certain matters.  The RSU Plan operates in conjunction with the Corporation’s short-term incentive plan.

The short-term incentive plan provides an opportunity for participants to earn an annual cash award based on the achievement of individual and corporate objectives in a year.  Performance is measured by comparing actual results against targets established at the beginning of the year.  In each year a minimum of 25% of each participant’s short-term incentive award must be received in the form of restricted share units and participants may elect to receive restricted share units for up to 50% of any short-term incentive award.  The number of restricted share units to be granted is determined by dividing the amount of the incentive award to be received as restricted share units by the fair market value of the Corporation’s Common Shares at the time of the grant (equal to the average closing price of Common Shares for the five trading days preceding the date of the grant).  Three years from the end of the year in respect of which the restricted share units were granted, each participant would be issued from Treasury one Common Share for each restricted share unit.

Management believes that the implementation of the RSU Plan will further align the interests of senior management with those of the shareholders.  In addition, it will assist the Corporation to conserve its cash resources by having a portion of senior management compensation provided through the issuance of Common Shares.  The form of resolution that would authorize the creation of the RSU Plan is set out in Schedule A to this Circular.

1,000,000 Common Shares are to be reserved for issuance under the RSU Plan.  The RSU Plan will be administered by the Board of Directors with the assistance of the Human Resources and Compensation Committee.  Amendments to the RSU Plan may be made by the Board of Directors without shareholder approval, subject to regulatory requirements and provided that the number of Common Shares reserved for issuance cannot be increased except with shareholder approval.

Pursuant to the policies of the Toronto Stock Exchange, the RSU Plan must be approved by a majority of the votes cast at a shareholders’ meeting.  On approval of the RSU Plan, the Corporation will award a total of 27,300 restricted share units to senior management in respect of 2002.

Approval of Share Option Plan

The Corporation is seeking shareholders’ approval to create a Share Option Plan (the “Option Plan”).  The Board of Directors has authorized, subject to shareholder and regulatory approval, the creation of the Option Plan which would permit the Corporation, at its option, to award options to senior management and directors of the Corporation.

The Human Resources and Compensation Committee will administer the Option Plan in compliance with applicable laws and the rules of any stock exchange on which the Common Shares are listed and subject to approval of the Board of Directors for certain matters.  All senior management and directors of the Corporation who participate in the RSU Plan are eligible to be granted options under the Option Plan.  The number of options to be issued will be based on the number of restricted share units purchased by the participants in ratios determined by the Board which may vary based on the participant’s position in the Corporation.  The Human Resources and Compensation Committee will determine the exercise price and option term at the time of the grant and any other restrictions on the option.

The exercise price of an option will not be less than the fair market value of a Common Share at the time of the grant (equal to the weighted average closing price of Common Shares for the five trading days preceding the date of the grant) and the options will be for a term not exceeding 10 years.

Options will vest over three years with one-third of the options vesting on each of the first, second and third anniversaries of the date of the grant.  Options will become exercisable by a holder on the third anniversary of the date of the grant.  The Human Resources and Compensation Committee can provide different exercise rights at the time of the grant.  Options may also be granted with a share appreciation right which at exercise would, if approved by the Corporation at the time of exercise, allow the participant to receive a cash payment equal to the in the money amount of the option.

Management believes that the implementation of the Option Plan will further align the interests of senior management with those of the shareholders.  In addition, it will assist the Corporation to conserve its cash resources by having a portion of senior management compensation provided through options.  The form of resolution that would authorize the creation of the Option Plan is set out in Schedule B to this Circular.

2,000,000 Common Shares are to be reserved for issuance under the Option Plan.  The Option Plan will be administered by the Board of Directors with the assistance of the Human Resources and Compensation Committee.  Amendments to the Option Plan may be made by the Board of Directors without shareholder approval, subject to regulatory requirements and provided that the number of Common Shares reserved for issuance cannot be increased except with shareholder approval.

Pursuant to the policies of the Toronto Stock Exchange, the  Option Plan must be approved by a majority of the votes cast at a shareholders’ meeting.  On approval of the Option Plan, the Corporation will award a total of 27,300 options to senior management in respect of 2002.

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation paid since January 1, 2000 for the Chief Executive Officer and the four most highly compensated other policy-making executive officers (the “Named Executive Officers”).

Annual Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $
Hap Stephen(1) Chief Restructuring Officer	2002 2001 2000	65,000(2) 520,000(2)	1,000,000(2)
Alexander Adam(2) President & Chief Executive Officer	2002 2001 2000	425,000 487,500 500,000		127,846(2) (6)
Denis Turcotte(3) President & Chief Executive Officer	2002	91,071(2)		100,000(2)
Glen Manchester Vice President – Commercial	2002 2001 2000	218,477 232,062 226,653	34,863(4) 16,140(4) 14,944(4)	14,846(5) (6) 66,000(5)
Paul Finley Vice President – Business Development and Corporate Secretary	2002 2001 2000	205,331 232,062 215,596	33,162(4) 15,352(4) 14,215(4)	14,846(5) (6) 66,000(5)
Steve Boniferro Vice President - Human Resources	2002 2001 2000	193,207 221,124 221,124		2,846(6)
Armando Plastino Vice President - Operations	2002 2001 2000	187,454 178,846 174,846		2,846(6)

(1)

Hap Stephen was Chief Restructuring Officer from June 1, 2001 to January 29, 2002.

(2)

See “Employment Contracts” for explanation.

(3)

Denis Turcotte was appointed President and C.E.O. effective September 16, 2002.

(4)

1998 grant of deferred compensation under plan no longer in effect.

(5)

Special Allowance paid to Executives dedicated to the restructuring.

(6)

All employees received 1,265 Common Shares on restructuring.

Pension Plan

The Named Executive Officers participate in the Corporation's pension plan for salaried employees (the "Pension Plan").

The Pension Plan is non-contributory and provides annual benefits equal to the sum of 1.35% of a member's best five years' earnings (to an annual maximum of $50,000) and 1.71% of a member's best five years' earnings in excess of $50,000 annually, all multiplied by the member's years of service (to a maximum of 35 years).  Earnings include base salary plus 50% of bonuses as reported in the Summary Compensation Table above.  The amount of pension payable under the Pension Plan is subject to the maximum permitted under the Income Tax Act, Canada.  However, it is the Corporation's practice to pay out of general corporate revenues any amount determined by the above formula that is in excess of the maximum amount payable under the Pension Plan.

The annual pension determined above is payable during the member's lifetime.  A portion of the total pension equal to $576, multiplied by years of service (to a maximum of 35 years) is eligible to be indexed annually prior to July 31, 2004 starting two years after retirement based on excess returns on plan assets.

The retirement age under the Pension Plan is age 65.  However, an unreduced pension is payable after attainment of age 60 with 10 years of service.

For the purposes of computing the retirement benefit of the Named Executive Officers, years of service as at December 31, 2002 were 12 for Mr. Adam, 30 for Mr. Plastino, 22 for Mr. Finley, 25 for Mr. Manchester, 4 for Mr. Boniferro, and 1 for Mr. Turcotte.

The following table illustrates the estimated total annual benefits payable upon retirement in specific pensionable earnings and years of service classifications.

			Years of Service
Pensionable Earnings	15	20	25	30	35
$100,000	$23,000	$30,600	$38,300	$45,900	$53,600
125,000	29,400	39,200	48,900	58,700	68,500
150,000	35,800	47,700	59,600	71,500	83,500
175,000	42,200	56,300	70,300	84,400	98,400
200,000	48,600	64,800	81,000	97,200	113,400
300,000	74,300	99,000	123,800	148,500	173,300
400,000	99,900	133,200	166,500	199,800	233,100
500,000	125,600	167,400	209,300	251,100	293,000
600,000	151,200	201,600	252,000	302,400	352,800
700,000	176,900	235,800	294,800	353,700	412,700
800,000	202,500	270,000	337,500	405,000	472,500
900,000	228,200	304,200	380,300	456,300	532,400

Employment Contracts

Hap Stephen served as Chief Restructuring Officer from June 1, 2001 to January 29, 2002 pursuant to an agreement between the Corporation and Mr. Stephen’s firm, Stonecrest Capital Inc.  For the services of Mr. Stephen and Stonecrest Capital Inc., the Corporation paid an initial fee of $65,000, an additional $65,000 per month and a success fee of $1,000,000 paid on March 20, 2002.

The Corporation entered into new employment agreements with Messrs. Boniferro, Finley, Manchester, and Plastino in June, 2002.  These agreements supersede any previous agreements between the executives and the Corporation. The agreements provide that, if the Corporation terminates the employment of the executive without cause, it must pay such executive an amount equal to two years’ salary on his termination.  The agreements with Mr. Finley and Mr. Manchester also provide for supplementary pension benefits to be secured.

In May of 2002, the Corporation and Mr. Adam entered into an agreement settling the terms governing Mr. Adam’s retirement from the position of President and Chief Executive Officer on August 31, 2002.   Mr. Adam will receive a monthly salary of $35,417 to May 1, 2004.  On September 1, 2002, Mr. Adam received 25,763 Common Shares having a value of $125,000 and subject to a four-month hold period.  During the period to May 1, 2004, Mr. Adam will continue to receive regular employee health and welfare benefits and to accumulate credited pension service.  At May 1, 2004, Mr. Adam will commence receiving pension benefits under the Company’s pension plans calculated on the basis of 12 years of credited service without reduction. Pension amounts payable to Mr. Adam in excess of the maximum permitted to be paid out of the Pension Plan under the Income Tax Act are to be secured.

On September 16, 2002, Mr. Turcotte commenced employment with the Corporation pursuant to an employment agreement.  Mr. Turcotte’s annual salary was established at $467,000 less the restructuring reductions applied to employees’ wages under the Company’s Plan of Arrangement of 9% to December 1, 2002, 7.5% to June 1, 2003 and 6.5% to December 1, 2003.  In addition to his salary, Mr. Turcotte receives an automobile allowance of $1,000 per month.  On the commencement of his employment, Mr. Turcotte received 20,610 shares having a value of $100,000 subject to a 12-month hold period.  On June 30, 2003, Mr. Turcotte is to receive a cash bonus of $30,000.  In January 2004, he is to receive Common Shares from Treasury with a value of $125,000 and subject to a 12-month hold period.  Mr. Turcotte is to participate in the Corporation’s incentive plans for senior management.  This participation is to recognize, in a manner to be determined, the value of certain rights that Mr. Turcotte forfeited with his former employer by accepting employment with the Corporation.  Mr. Turcotte’s pension entitlement, in addition to the regular benefits under the Company’s pension plans, includes up to two additional years of pension credit, no actuarial reduction for retirement at age 55 and security for that portion of his pension in excess of limitations imposed under the Income Tax Act.  If Mr. Turcotte’s employment is terminated by the Company without cause, then he is to receive an amount equal to two years’ salary on his termination, provided that, in the event of a change of control leading to Mr. Turcotte’s termination, he is entitled to receive three years’ salary.

Report on Executive Compensation by the Human Resources and Compensation Committee

Pursuant to the Corporation’s reorganization under the Companies’ Creditors Arrangement Act (CCAA), a new Board of Directors was constituted on January 29, 2002.  Committees of the Board, including the Human Resources and Compensation Committee, were established on March 15, 2002.  The Human Resources and Compensation Committee is composed of three directors who are neither executives nor former executives of the Corporation.  It is the mandate of the Human Resources and Compensation Committee to make recommendations to the Board of Directors concerning compensation for directors and senior executives of the Corporation.

With the assistance of compensation consultants, the Corporation’s Board of Directors has adopted a comprehensive compensation plan for executives which will go into effect commencing in 2003.  The objective of the compensation plan is to target overall compensation of the Corporation’s executives at the 50th percentile of total compensation paid by a comparator group of Canadian manufacturing concerns.  The compensation program provides for base wages to be established at less than the 50th percentile of the comparator group with a more significant variable pay component.  The variable component of compensation is comprised of a short-term incentive plan and a long-term incentive plan.  The short-term plan is payable based on achievement of corporate and individual performance targets established annually.  The short-term plan has a ceiling of 75% of annual salary for the President and CEO and 50% for other executive officers.  80% of any award will be determined on performance against corporate objectives and 20% based on individual performance.  A minimum of 25% of any award under the short-term plan is to be invested by the executive in restricted share units described on page 7 of the Circular.

The long-term incentive plan is comprised solely of awards of options under the Option Plan described on pages 7 and 8 of the Circular.  Annual awards will be made based on the number of restricted share units acquired by the executive in the year.

The Committee and the Corporation’s Board of Directors believes that this compensation program aligns the interests and compensation of executives with shareholder interests.  This is achieved by making a significant portion of compensation dependent on corporate performance and through having a substantial part of compensation paid in the form of restricted  share units and options.

Submitted on behalf of the Human Resources and Compensation Committee:

James Lawson, Chair

Charles Masson

Doug Olthuis

Corporate Governance

The Toronto Stock Exchange (TSX) has issued a series of guidelines (the “Guidelines”) respecting corporate governance.  The TSX has proposed changes to the Guidelines in April 2002, which were enhanced by additional proposals in November 2002 (the “Proposed Guidelines”).  The TSX has adopted as a listing requirement the disclosure by each listed corporation of its approach to corporate governance with reference to the Guidelines.  The required disclosure in respect of the Board of Directors as currently constituted and the corporate governance practices of the Company are set out in matrix form in Schedule C to this Circular.  The Corporation is in compliance with the disclosure required by the Guidelines, and in certain circumstances, the disclosure reflects the Proposed Guidelines.  The Corporation is taking all necessary steps to ensure compliance with the Proposed Guidelines or any successor proposals issued by the TSX, once those guidelines are approved by the TSX.

Common Share Performance

On April 23, 2001, the Corporation obtained Court protection under CCAA.  On January 29, 2002, Algoma’s Plan of Arrangement and Reorganization (the “Plan”) was implemented and the Corporation emerged from CCAA protection.  Under the Plan, the Corporation’s then existing common shares had no value and were cancelled and new Common Shares were issued and distributed to Noteholders, employees and unsecured creditors.  The new Common Shares began trading on the Toronto Stock Exchange on February 21, 2002.

The following graph compares the monthly total cumulative shareholder return for $100 invested in the new Common Shares from February 21, 2002 to December 31, 2002 with the cumulative total return of the S&P / TSX Composite Index for the same period.  No dividends were declared on Common Shares of the Corporation during the period.

Cumulative Total Return on $100 Investment from

 February 21, 2002

The contents of this Management Information Circular and the sending thereof have been approved by the directors of the Corporation.

DATED this 28th day of March, 2003.

PAUL C. FINLEY

Vice President - Business Development

and Corporate Secretary

The Corporation will provide to any person (without charge to security holders of the Corporation), upon request to the Vice President - Business Development and Corporate Secretary, 105 West Street, Sault Ste. Marie, Ontario P6A 7B4, one copy of:

(i)

the latest Annual Information Form of the Corporation filed with the securities commissions or similar authorities in Canada;

(ii)

the latest Management Information Circular of the Corporation; and

(iii)

any unaudited interim financial statements sent to shareholders after the date of the Corporation's most recently completed financial year.

SCHEDULE A

Resolution Relating To The

Restricted Share Unit Plan

BE IT RESOLVED that:

1.

subject to regulatory approval, the creation of the Restricted Share Unit Plan, substantially in the form as described in the Corporation’s Management Information Circular dated March 28, 2003, is hereby approved;

2.

the number of Common Shares reserved for issuance pursuant to the Restricted Share Unit Plan will be 1,000,000;

3.

any director or officer of the Corporation is hereby authorized and directed for and in the name of and on behalf of the Corporation to execute, or to cause to be executed, whether under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments, and to do or cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to carry out the intent of this resolution.

SCHEDULE B

Resolution Relating To The

Share Option Plan

BE IT RESOLVED that:

1.

subject to regulatory approval, the creation of the Share Option Plan, substantially in the form as described in the Corporation’s Management Information Circular dated March 28, 2003, is hereby approved;

2.

the number of Common Shares reserved for issuance pursuant to the Share Option Plan will be 2,000,000;

3.

any director or officer of the Corporation is hereby authorized and directed for and in the name of and on behalf of the Corporation to execute, or to cause to be executed, whether under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments, and to do or cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to carry out the intent of this resolution.

SCHEDULE C

Corporate Governance

TSX Corporate	Corporation
Governance Guidelines	Status *	Comments

1. Board should explicitly
assume responsibility for
stewardship of the
Corporation, and specifically
for:

a. adoption of a strategic	Yes	The Board supervised an extensive strategic
planning process and the		planning process in 2002. This process will be
approval and review, on at		ongoing in 2003 with Board involvement.
least an annual basis, of a
strategic plan that takes into
account the risks and
opportunities of business

b. identification of principal	Yes	The business plan presented annually by
risks, and implementing risk		management identifies the principal risks confronting
management systems		the Corporation and sets out the strategies and
systems proposed to be employed to manage the
risks. After the plan has been approved by the
Board, the Board monitors management's
implementation of the plan, including risk
management.

c. succession planning and	Yes	The Human Resources and Compensation
monitoring senior		Committee, with the assistance of the CEO, reviews
management, and the CEO in		and reports to the Board on organizational structure
particular		and succession planning matters on a periodic
basis, including the succession planning and
monitoring of the CEO.

d. communications policy	Partly	Communications issues and initiatives are reviewed
by the Board.

e. integrity of internal control	Yes	The Board, through the Audit Committee and with
and management information		the assistance of the external auditors, regularly
systems		monitors and reviews the integrity of the
Corporation’s internal control and management
information systems.

2. a. Majority of directors	Yes	If the proposed nominees are elected as directors,
should be "unrelated" (see		the majority of directors will be unrelated.
Note A)

b. If the Corporation has a	Yes	Please see page 3 of this Management Information
significant shareholder, the		Circular.
Board should include a
number of directors who do
not have interests in or
relationships with the
significant shareholder

3. Disclosure of the Board's	Yes	The Board has determined that the related directors
analysis respecting the		are Messrs. Kallio, Nott and Turcotte, by virtue of
Board's determination as to		their employment with the Corporation, and Mr.
whether individual directors		Lawson, by virtue of his partnership in Torys, the
are "related" or "unrelated" to		Corporation’s external counsel.
the Corporation or the
significant shareholder

4. a. Appoint a committee	Yes	The Corporate Governance Committee is
responsible for the		responsible.
nomination and appointment
of directors and the
assessment of directors on
an on-going basis

b. Composed exclusively of	Yes	The Corporate Governance Committee has no
non-management directors,		management directors. The majority of the
the majority of whom are		members of the Corporate Governance Committee
unrelated		are unrelated directors.

5. Implement a process for	Yes	The Corporate Governance Committee has
assessing the effectiveness		responsibility for the process of assessing the
of the Board, its committees		effectiveness of the Board and its directors. An
and individual directors		assessment of Board effectiveness by an
independent consultant was completed in early
2003.

6. Provide orientation and	Yes	Reports and other documentation relating to the
education programs for new		Corporation's business and affairs are provided to
directors		new directors.

Board meetings have been held at the Corporation's
main plant site to give the directors additional insight
into the Corporation's business and operations.

7. Consider the size and	Yes	The Board’s size and composition has been
composition of the Board,		established to facilitate effective decision making.
with a view to improving
effectiveness (including
effective decision making)

8. Review compensation of	Yes	The Human Resources and Compensation
directors and senior		Committee reviews and recommends to the Board
management in light of risks		for approval the remuneration of directors and senior
and responsibilities		management.

9. a. Committees should	Yes	The Board’s only management director is the
generally be composed of		President and CEO. The CEO does not sit on any
non-management directors		Board committees although he is invited to attend
committee meetings as an observer and to facilitate
communication between Board and management.

b. Majority of committee	Yes
members should be unrelated

10. Responsibility for	Yes	The Corporate Governance Committee is
approach to corporate		responsible.
governance issues

11. Define limits to	Yes	The Board and the CEO have defined their areas of
management's		responsibility through such mechanisms as the
responsibilities and corporate		CEO's employment contract, the definition of
objectives for the CEO		spending requiring Board approval, and the
mandates of Board Committees. The Board and the
CEO review the CEO's responsibility for the
achievement of corporate objectives.

12. Establish structures and	Yes	The Board meets independently of management
procedures to enable the		where needed.
Board to function
independently of		The Chairman of the Board is not a member of
management		management and is charged with ensuring that the
Board can function independently of management.
The Chairman oversees the Board in carrying out its
responsibilities effectively. The Board meets
regularly without management present.

13. a. Establish an Audit	Yes	The Audit Committee's roles and responsibilities
Committee with a specifically		include:
defined mandate
- direct communication with the external
auditors and the Corporation's financial
personnel;
- oversight of management's responsibility on
internal controls;
- ensuring that management has designated
and implemented an effective system of
internal control;
- reviewing and recommending for Board
approval quarterly and annual financial
statements and other financial documents.

b. All members should be	Yes
non-management directors

c. All members should be	Yes	All members are financially literate and Patrick
financially literate and at least		Lavelle and Charles Masson have accounting or
one member should have		related financial expertise.
accounting or related financial
expertise (See Note B)

14. Implement a system to	Yes	Individual directors can engage outside advisers
enable individual directors to		with the authorization of the Chairman of the Board.
engage outside advisers, at
the Corporation's expense

* "Yes" indicates that the Corporation is generally aligned with the understood intent of the Guideline.

  "Partly" indicates that the Corporation is partially aligned with the understood intent of the Guideline.

  "No" indicates that the Corporation is not generally aligned with the understood intent of the Guideline.

NOTE A:

An "unrelated director" is a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer; (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer.  TSX does not consider a chair or vice chair of the board of directors who is not a member of management to be a related director.

NOTE B:

The Board has determined that the definition of “financial literacy” is the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto, and the definition of “accounting or related financial experience” is the  ability to analyze and interpret a full set of financial statements, including the notes.